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                                                                      EXHIBIT 99

CONTACT:

MEDIA                                                   ANALYSTS
BILL SCOTT                                              TOSHIE DAVIS
312-223-5030                                            312-223-4788

FOR IMMEDIATE RELEASE

           CHICAGO TITLE CORPORATION APPROVES MERGER CONSIDERATION AND
                        DECLARES SECOND QUARTER DIVIDEND

CHICAGO, IL, MARCH 16, 2000 -- Chicago Title Corporation (NYSE: CTZ) today announced that the merger of Chicago Title with and into Fidelity National Financial, Inc. will take place on March 20, 2000. Based upon the average price of Fidelity common stock during the 30-trading day period which ended today ($13.1771), Fidelity has elected to pay the reduced amount of additional merger consideration, and Chicago Title has determined to proceed with the merger. Thus, in accordance with the terms of the merger agreement, the final amount of merger consideration will consist of a $26.00 cash portion and 1.7673 shares of Fidelity common stock per share of Chicago Title common stock. Based upon the $13.1771 average price of Fidelity common stock during the 30-trading day period which ended today, the value of the merger consideration is approximately $49.29 per share of Chicago Title common stock. Based upon today's last reported sale price of Fidelity common stock on the New York Stock Exchange Composite Transactions Tape ($16.5625), the value of the merger consideration is approximately $55.27 per share of Chicago Title common stock.

The allocation of the merger consideration between cash and shares of Fidelity common stock is subject to possible adjustment relating to tax considerations and illustrates only the general allocation of the merger consideration on a per share basis; it does not reflect the actual allocation between cash and shares of Fidelity common stock that will be received by any individual stockholder. The allocation between cash and shares of Fidelity common stock to be received by each Chicago Title stockholder will depend upon such stockholder's election regarding the form of merger consideration to be received in the merger and upon the elections made by all other stockholders. The value of the merger consideration actually received by any Chicago Title stockholder will depend upon the portion of the merger consideration received in cash, the portion of the merger consideration received in shares of Fidelity common stock, and the value of shares of Fidelity common stock on the date of receipt of the merger consideration. Chicago Title stockholders must deliver their completed election forms to Harris Trust and Savings Bank, the exchange agent, by 5:00 p.m., New York City time, on March 20, 2000, in order for their elections to be valid. Election forms should be completed and


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delivered in accordance with the instructions set forth in such form. Chicago
Title stockholders may call either Harris Trust and Savings Bank at (800) 245-7630, or Georgeson Shareholder Communications, Inc., the information agent for the merger, at (800) 223-2064, with any questions about the election form, making an election, or changing an election previously made.

Also today, the board of directors of Chicago Title declared a second quarter dividend on its common stock of $0.36 per share prorated, in light of the pending merger with Fidelity, by multiplying the $0.36 by a fraction, the numerator of which is the number of days which have elapsed from March 1, 2000 through the date of the merger, and the denominator of which is 90. If the closing of the merger takes place on March 20 as scheduled, the dividend would be $0.08 per share. This dividend will be payable in cash on March 31, 2000 to stockholders of record at the close of business on March 17, 2000.

Chicago Title Corporation, through its subsidiaries, provides title insurance, escrow and closing services as well as property valuation, credit information, default management and flood compliance products through a network of more than 340 offices and approximately 4,300 agents nationwide. Chicago Title Corporation's title insurance subsidiaries -- Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. -- issue approximately one in every five title insurance policies in the United States. Subsidiaries furnishing other real estate-related products include Chicago Title Flood Services Inc., Chicago Title Credit Services Inc., Chicago Title -- Market Intelligence Inc. and Chicago Title Field Services Inc.

The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. In addition to the matters described in this press release, risk factors listed from time to time in Chicago Title's reports and filings with the Securities and Exchange Commission may affect the results achieved by Chicago Title.

Investors are urged to read the Registration Statement on Form S-4 filed by Fidelity, which relates to the shares of Fidelity common stock to be issued in the merger and includes the joint proxy statement/prospectus of the parties in respect of the merger. The Registration Statement (and other filings of the parties incorporated by reference therein) are available for free at the Securities and Exchange Commission's web site (www.sec.gov). Investors also may obtain copies of the joint proxy statement/prospectus and Chicago Title SEC filings for free from Chicago Title.

Note: For further information on Chicago Title's products and services, visit the company's web site at http://www.ctt.com.

For more information on Chicago Title Corporation via fax, free of charge, dial 1-800-PRO-INFO and enter the ticker "CTZ"

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